Exhibit 99.1

Enveric Biosciences Reports Fourth Quarter and Year-End 2022 Corporate and Financial Results

Key Highlights

●	Nominated EB-373 as lead development candidate for the treatment of anxiety disorders
●	EB-373 is a next generation proprietary psilocin prodrug selected from Enveric’s EVM201 Series and developed leveraging the Company’s Psybrary™ drug discovery platform
●	Established Australia-based subsidiary, Enveric Therapeutics Pty. Ltd. and identified contract research organization (CRO) Avance Clinical to conduct Phase 1 clinical trial for EB-373. Trial initiation planned in the fourth quarter of 2023 in Australia
●	Appointed Kevin Coveney as Chief Financial Officer and Lynn Gallant as Vice President, Clinical Operations
●	Announced confidential submission of a Form S-1 draft registration statement with the SEC for the spin-off its cannabinoid clinical development pipeline to a subsidiary, Akos Biosciences, Inc.
●	Presented compelling data at 2022 International Neurology and Brain Disorders Conference to showcase novelty and innovation of pipeline candidates

CAMBRIDGE, Mass., April 3, 2023 – Enveric Biosciences, Inc. (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders, today provided a corporate update and reported financial results for the fourth quarter and year ended December 31, 2022.

“Enveric is a transformed company; 2022 was a year of considerable accomplishments, and we are now poised for an active, productive and exciting 2023 as we strive to bring a new approach to solving the mental health challenges that face our society,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “In early 2023, we announced the establishment of our Australia-based subsidiary, Enveric Therapeutics Pty. Ltd, and we are rapidly preparing to initiate the planned Phase 1 trial of EB-373. Additionally, we are pleased to be working with Avance Clinical and are eager to benefit from the CRO’s proven expertise and experience managing early-stage clinical programs in Australia.”

Dr. Tucker continued: “Conducting the initial development of EB-373 in Australia enables us to leverage key clinical, regulatory and financial opportunities that the Australian government and the Therapeutic Goods Administration (TGA) have implemented to empower biotechnology companies to execute robust yet highly efficient clinical studies, particularly those advancing psychedelic-derived compounds. We now look forward to expeditiously advancing the Phase 1 clinical trial of EB-373 towards a potential topline data readout by early 2024. Our Australian subsidiary also gives Enveric an operational foothold in Australia, which we see as an ideal location to advance the development of additional future pipeline candidates generated from our EVM201 and EVM301 Series.”

Dr. Tucker concluded: “2023 will be a year of substantial progress for Enveric, with acceleration of the pipeline milestones to enable us to rapidly grow into a leading, innovative CNS company. Mental health treatments have seen little innovation for decades; stigmatization has abetted a global epidemic in depression and anxiety, which continued to worsen as a result of the COVID-19 pandemic. At Enveric, we believe it’s time for bold innovation and investment to conquer the monumental challenge of tackling mental health disorders.”

FOURTH QUARTER AND RECENT PROGRAM UPDATES

A Pipeline Targeting Unmet Needs in Mental Health

●	EB-373 nominated as lead development candidate from EVM201 Series targeting the treatment of anxiety disorders
●	Phase 1 clinical trial for EB-373 planned to initiate in the fourth quarter of 2023. The trial will be conducted in Australia via Enveric’s newly established subsidiary, Enveric Therapeutics.
○ Avance Clinical identified as CRO to conduct Phase 1 trial

●	Enveric continues to advance its EVM301 Series targeting mood, anxiety and addiction disorders with unmet needs.
	○	Enveric expects to identify optimal molecular candidates to advance into in vitro and in vivo testing by the third quarter of 2023

Dr. Tucker explained: “With EVM201 Series, we are seeking to address a major gap in innovation with rationally designed, next generation molecules that are prodrugs of the active psychedelic metabolite, psilocin. Through our advanced discovery platform, we’ve been able to design products with altered metabolic and pharmacokinetic properties with the goal of achieving improved risk/benefit profiles. Meanwhile, our EVM301 Series aims at minimizing or eliminating the hallucinatory effect, to enable administration without the compulsory presence of a healthcare professional to observe dosing. We believe this could offer a significant commercial opportunity, as current treatment standards with psychedelics necessitate costly, prolonged sessions with health care providers in attendance.”

Positioned Financially and Operationally to be a Leading Developer of Novel Small-Molecule Therapeutics for the Treatment of Anxiety, Depression and Addiction Disorders

●	Raised approximately $10 million in gross proceeds via public offering in February 2022
●	An additional $8 million gross aggregate proceeds raised with registered direct and private placement offerings, which closed July 2022
●	Anticipated spin-off of Akos Biosciences, Inc. (formerly Acanna Therapeutics, Inc.) announced
●	Kevin Coveney named as Chief Financial Officer and Lynn Gallant as Vice President, Clinical Operations

Dr. Tucker commented: “The aggressive pace of pipeline developments that we expect in 2023 has been made possible by the execution of several key structural and business development transactions in 2022. This includes our February 2022 public offering, the planned spin-off of our cannabinoid clinical development pipeline assets, which we announced in May, and our registered direct and private placement offerings, which closed July 26, 2022.”

FOURTH QUARTER AND YEAR END 2022 FINANCIAL RESULTS

Comprehensive net loss was $19.3 million for the year ended December 31, 2022, including $2.4 million in net non-cash expenses, with a basic and diluted loss per share of $13.00, as compared to a comprehensive net loss of $48.8 million with basic and diluted loss per share of $103.69 per share for the year ended December 31, 2021.

Net cash used in operations for the year ended December 31, 2022, was $17.1 million consisting of a $18.5M net loss, adjusted by a net of $1.5 million in non-cash expenses and changes in asset and liability balances of $0.2 million.

As of December 31, 2022, the Company had cash and cash equivalents of $17.7 million and working capital of $14.4 million.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel small molecule therapeutics for the treatment of anxiety, depression and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust Intellectual Property (IP) portfolio of New Chemical Entities (NCEs) for specific mental health indications or physical ailments. Enveric’s lead program, EB-373, is a next generation prodrug of psilocin, the active metabolite of psilocybin. EB-373 is the lead drug candidate from the EVM201 Series currently advancing through preclinical development for the treatment of anxiety disorders. Enveric is also advancing its third generation of therapeutics, the EVM301 Series, that aims at eliminating the psychedelic experience and removing unwanted effects, reducing safety concerns, and hence offering a novel and holistic approach for treating central nervous system disorders. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements consist of not purely historical statements, including any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to successfully spin-off its cannabinoid assets; the ability of Enveric and Avance Clinical to carry out successful clinical programs in Australia; the ability to achieve the value creation contemplated by technical developments; the impact of the novel coronavirus (COVID-19) on Enveric’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on Enveric’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; Enveric’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to Enveric’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Investor Relations

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng

(862) 213-1398

dboateng@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

(646) 577-8520

cmcdonald@tiberend.com